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                                                               EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2000, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-32464) and related Prospectus of PSW Technologies, Inc. for the registration of 1,250,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 14, 2000 with respect to the financial statement schedule of PSW Technologies, Inc. for the years ended December 31, 1999, 1998, and 1997 included in the Annual Report (Form 10-K) for 1999 filed with the Securities and Exchange Commission.

Austin, Texas

April 19, 2000

                                       /s/ Ernst & Young LLP